Exhibit 99.1
Bally’s Corporation Announces Preliminary Fourth Quarter and Full Year 2025 Results
PROVIDENCE, R.I., - March 16, 2026 - Bally’s Corporation ("Bally's", NYSE: BALY) today reported preliminary financial results for the fourth quarter and full year ended December 31, 2025.

Preliminary Fourth Quarter 2025 Results and Recent Operating Highlights

•Company-wide revenue of $746.2 million increased 28.6% year over year
•Casinos & Resorts revenue of $366.2 million increased 12.9% year over year with results benefiting from The Queen Casino & Entertainment ("Queen") transaction completed in February 2025
•Bally's Intralot B2C revenue of $236.5 million, up 13.9% year over year driven by growth in UK and Spain, as well as the addition of Intralot's B2C business
•North America Interactive revenue of $62.3 million, up 55.4% year over year reflecting iGaming and sports wagering revenue growth
•In October, Intralot S.A. ("Intralot") completed the acquisition of Bally's International Interactive business for €2.7 billion consisting of cash and stock consideration
◦The combined company, Bally’s Intralot S.A. ("Bally's Intralot", ATHEX: BYLOT), is a global iGaming and lottery leader
◦Bally’s has a 58% controlling interest of Bally’s Intralot and consolidates its financial results
•In December, Bally's Baton Rouge opened its new landside entertainment complex following the $160 million renovation of the former Belle of Baton Rouge
◦The downtown venue features a 242-room hotel, new dining options, and a renovated gaming area, replacing the previous riverboat operation
•In December, The New York State Gaming Commission awarded Bally's a license to build a casino resort in Ferry Point Park in The Bronx
◦Bally’s plans to build a $4 billion casino and entertainment complex featuring 3,500 slot machines, 210 table games and a 500-room hotel, adjacent to its existing Jack Nicklaus-designed golf course
•In February, Bally’s entered into a new $1.1 billion credit facility due 2031 and completed the previously announced sale and leaseback of the real estate assets of its Lincoln Casino Resort to GLP Capital L.P.
◦ The Company used cash on hand from the Intralot transaction, as well as a portion of the proceeds from the new term loan facility and the Lincoln Casino Resort sale leaseback transaction to fully repay its previously outstanding $1.47 billion term loan due 2028

Preliminary Results and Form 10-K Extension

The Company will file an extension for the filing of its Annual Report on Form 10-K for the year ended December 31, 2025. Accordingly, we are announcing preliminary results for the year, which are based on currently available information and are subject to revision as management completes its internal review. Actual results may differ from these preliminary financial results and other financial information due to the completion of our internal procedures, the audit of our financial statements, final adjustments and other developments that may arise between now and the time the results are finalized. Further disclosures will be included in the Form 12b-25 filed with the Securities and Exchange Commission.

Summary of Preliminary Financial Results

	Successor	Predecessor	Successor	Predecessor
(in thousands)	Three Months Ended December 31, 2025	Three Months Ended December 31, 2024	Period from February 8, 2025 to December 31, 2025	Period from January 1, 2025 to February 7, 2025	Year Ended December 31 2024
Revenue:
Casinos & Resorts	$366,194	$324,375	$1,382,438	$124,299	$1,363,113
Bally's Intralot B2C	236,504	207,616	752,996	75,265	902,632
Bally's Intralot B2B	79,945	6,861	97,354	3,720	6,861
North America Interactive	62,345	40,129	196,310	16,941	170,317
Corporate & Other	1,257	1,384	7,091	273	7,555
Total	$746,245	$580,365	$2,436,189	$220,498	$2,450,478

Bally’s combined its International Interactive Business and Intralot on October 8, 2025, creating Bally’s Intralot, a global leader in iGaming and lottery. Bally’s has a 58% controlling interest in Bally’s Intralot and its results are consolidated in Bally’s consolidated financials following the transaction. With the inclusion of Intralot, the Company has realigned its operations into four reportable segments: Casinos & Resorts, Bally's Intralot B2B, Bally's Intralot B2C, and North America Interactive. Prior period results have been recast to reflect the current segment presentation. Bally's Intralot B2B includes Bally's Intralot's global lottery operations and the Company's licensing business. Bally's Intralot B2C includes the International Interactive European iGaming and online sports betting operations, a retail casino in Newcastle, and other B2C businesses, primarily Intralot's sports betting operations in Turkey. Intralot is a public company and its financial results for reporting periods prior to the transaction are available on Bally's Intralot's website.

Total revenue from legacy Intralot consolidated by Bally's in the fourth quarter following the transaction was $98.2 million of which $76.5 million was in the B2B segment and $21.8 million was in the B2C segment.

Robeson Reeves, Bally’s Chief Executive Officer, commented, “Our fourth quarter completed a successful and truly transformational year for Bally’s. In 2025, we reshaped and expanded our portfolio both domestically and internationally, online and in retail, while strengthening our balance sheet and positioning the Company for near- and long-term growth.

“Domestically, we have made substantial progress on Bally’s Chicago – the only casino in the city limits of Chicago and the largest in the state of Illinois. The permanent casino will feature approximately 3,400 slots, over 170 table games, a 500-room hotel tower, a 3,000-seat theater, ten food and beverage venues and a river-side public park.

“In December, the New York State Gaming Commission issued a Gaming Facility License to develop Bally’s Bronx. Bally’s Bronx is a $4.0 billion integrated casino resort project, the largest private development in the borough’s history. Expected to open by 2030, it is anticipated to be a 16-acre attraction with 3 million square feet of gaming facilities, a 500-room hotel, a 2,000-person event center and a cultural destination. We are both excited for and committed to the Bronx project, which is a tremendous opportunity for the local community, with over $765 million of community benefits and thousands of jobs.

“We continue to move forward with our development of Bally’s Las Vegas on the former Tropicana site, sharing a 35-acre campus with Major League Baseball's Las Vegas Athletics. This multi-phased project will feature an exciting mix of sports, casino, retail, dining, and immersive entertainment experiences with over 500,000 square feet of space and direct access to the ballpark. With construction already underway to support the A’s 2028 season opening, Bally’s Las Vegas is set to redefine the retail, dining and entertainment experience in the heart of the Strip.

“In 2025, we expanded our retail holdings internationally with an investment in The Star Entertainment Group (ASX: SGR, “Star”), Australia’s second largest gaming operator with three casinos that had come under distress. In the fourth quarter, following confirmation of suitability by Australian regulators, Bally’s converted its loan to Star into a 38% equity interest. With a proven track record of revitalizing underperforming businesses, Bally’s is excited to lend its expertise to Star and contribute to its successful turnaround as a leading operator in the Asia-Pacific region.

“On the digital interactive side, we became the majority shareholder of Bally’s Intralot and created a global iGaming and lottery champion with enhanced scale, diversification, and a highly complementary product offering across B2C, B2G and B2B channels.

“In summary, our strategic initiatives of the past year have created a scaled, growing, global omni-channel provider of retail and online experiences. We continue to demonstrate strategic and prudent use of our capital resources and balance sheet to drive growth and returns for our stakeholders. Combined with our operational expertise and long-term vision, we are aggressively pursuing and executing on the many growth opportunities before us.”

Preliminary Fourth Quarter Financial Review

Fourth quarter 2025 Casinos & Resorts revenue of $366.2 million rose 12.9% year over year, primarily reflecting the addition of four regional gaming properties from Queen earlier in 2025, partially offset by new competition in Shreveport, Evansville and Dover. Casinos & Resorts Segment Adjusted EBITDAR grew 5.6% year over year to $85.3 million reflecting the fourth quarter 2025 revenue increase, partially offset by elevated competition and the allocation of approximately $2.2 million of additional shared services costs from Corporate to Casinos & Resorts to better align with our business structure (for the full year 2025, approximately $14.6 million additional shared services costs were allocated from Corporate to Casinos & Resorts). Properties operating in stable competitive environments continued to grow year over year in the fourth quarter, with particularly strong Adjusted EBITDAR improvements at Lincoln and Bally’s Baton Rouge (previously Belle of Baton Rouge), which had the grand opening of its $160 million landside conversion in December.

Fourth quarter 2025 Bally's Intralot B2C revenue demonstrated continued strength in our U.K. operations. U.K. online revenue rose 6.3% in constant currency versus the fourth quarter of 2024, driven by a large increase in new player volumes as well as continuing momentum in sports betting. In November, the United Kingdom announced an increase in remote gaming duty effective April 2026. As a strong operator with high margins, our Bally's Intralot B2C segment is well positioned to mitigate the impact of this change and take market share, and our UK iGaming revenue growth in the fourth quarter already outpaced that of our closest competitors. Revenues in Spain also grew 6.3% year over year in constant currency, supported by improved long-term retention and an increase in sports-led new players. Year over year growth in the Bally's Intralot B2C segment was further supported by the inclusion of Intralot’s B2C operations in the fourth quarter of 2025, partially offset by the divestiture of the Asia interactive business in October 2024 that generated $14.1 million of revenue in the fourth quarter of 2024 which was included in Bally's Intralot B2C segment (for the full year 2024, the divested Asia interactive business generated $170.1 million of revenue which was included in Bally's Intralot B2C results.

Bally's Intralot B2B segment includes Intralot’s B2B and B2G operations, following the completion of the Intralot transaction. Prior year fourth quarter revenue and Segment Adjusted EBITDAR represent a royalty cash flow stream related to the Asia interactive business following its divestiture in October 2024.

Revenue for our North America Interactive segment of $62.3 million rose 55.4% year over year in the fourth quarter and recorded positive Segment Adjusted EBITDAR of $0.8 million compared to a negative Segment Adjusted EBITDAR in the prior year of $10.2 million. This material improvement reflects strong growth across both iGaming and sports betting. Strategic initiatives implemented by our new North America Interactive leadership team focused on customer experience, AI, and automation are bearing the positive results we anticipated while positioning the business for continued growth.

Reconciliation of GAAP Measures to Non-GAAP Measures

To supplement the financial information presented on a generally accepted accounting principles (“GAAP”) basis, Bally’s has included in this earnings release non-GAAP financial measures for consolidated Adjusted EBITDA and Segment Adjusted EBITDAR, which exclude certain items described below. The reconciliations of these non-GAAP financial measures to their comparable GAAP financial measures are presented in the tables appearing below.

“Adjusted EBITDA” is earnings, or loss, for Bally’s, or where noted Bally’s reportable segments, before, in each case, interest expense, net of interest income, provision (benefit) for income taxes, depreciation and amortization, non-operating (income) expense, acquisition and other transaction related costs, share-based compensation, and certain other gains or losses as well as, when presented for Bally’s reporting segments, an adjustment related to the allocation of corporate costs among segments.

“Segment Adjusted EBITDAR” is Adjusted EBITDA (as defined above) for Bally’s reportable segments, plus rent expense associated with triple net operating leases for the real estate assets used in the operation of the Bally’s casinos and the assumption of the lease for real estate and land underlying the operations of the Bally’s Lake Tahoe property. For the Bally's Intralot B2B, Bally's Intralot B2C, North America Interactive, and Other segments, Segment Adjusted EBITDAR and segment Adjusted EBITDA are equivalent due to a lack of triple net operating lease for real estate assets used in those segments.

Management has historically used consolidated Adjusted EBITDA and Segment Adjusted EBITDAR when evaluating operating performance because Bally’s believes that these metrics are necessary to provide a full understanding of Bally’s core operating results and as a means to evaluate period-to-period performance. Management also believes that consolidated Adjusted EBITDA and Segment Adjusted EBITDAR are measures that are widely used for evaluating operating performance of companies in Bally’s industry and a principal basis for valuing such companies as well. Adjusted EBITDAR is used outside of our financial statements solely as a valuation metric. Management believes Adjusted EBITDAR is an additional metric traditionally used by analysts in valuing gaming companies subject to triple net leases since it eliminates the effects of variability in leasing methods and capital structures. Consolidated Adjusted EBITDA and segment Adjusted EBITDAR should not be construed as alternatives to GAAP net income as an indicator of Bally’s performance. In addition, Adjusted EBITDA or Segment Adjusted EBITDAR as used by Bally’s may not be defined in the same manner as other companies in Bally’s industry, and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies.

About Bally’s Corporation
Bally’s (NYSE: BALY) is a fast-growing global entertainment brand with 19 casinos across 11 US states and one casino in Newcastle, UK, along with a golf course in New York and a horse racetrack in Colorado. Bally’s also owns Bally Bet, a first-in class sports betting and iGaming platform licensed in 14 jurisdictions in North America. Bally’s holds a majority interest in Bally’s Intralot S.A. (ATHEX: BYLOT), a leading lottery solutions supplier and gaming operator active in 39 jurisdictions globally. Bally’s casino operations include approximately 17,700 slot machines, 630 table games, and 3,950 hotel rooms. Bally’s also has rights to developable land in Las Vegas at the site of the former Tropicana Las Vegas, has been awarded a license to build a full-scale casino and resort in The Bronx, New York and is developing an integrated destination resort in Chicago, Illinois. Bally’s has approximately 10,800 employees across the world, recognized for their innovation, energy, and dedication to creating thrilling gaming experiences.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “plan” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, these statements are not guarantees of future performance and actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made by Bally’s in this press release, its reports filed with the Securities and Exchange Commission (“SEC”) and other public statements made from time-to-time speak only as of the date made. New risks and uncertainties come up from time to time, and it is impossible for Bally’s to predict or identify all such events or how they may affect it. Bally’s has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws. Factors that could cause these differences include those included in Bally’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by Bally’s with the SEC. These statements constitute Bally’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

Investor Contact	Media Contact
Mira Mircheva	Joseph Jaffoni, Christin Armacost
Chief Financial Officer	JCIR
401-475-8564	212-835-8500
ir@ballys.com	baly@jcir.com

Revenue and Segment Adjusted EBITDAR (unaudited)

	Successor		Predecessor
(in thousands)	Three Months Ended December 31, 2025	Period from February 8, 2025 to December 31, 2025	Period from January 1, 2025 to February 7, 2025	Three Months Ended December 31, 2024	Year Ended December 31, 2024
Revenue:
Casinos & Resorts	$366,194	$1,382,438	$124,299	$324,375	$1,363,113
Bally's Intralot B2B	79,945	97,354	3,720	6,861	6,861
Bally's Intralot B2C	236,504	752,996	75,265	207,616	902,632
North America Interactive	62,345	196,310	16,941	40,129	170,317
Corporate & Other	1,257	7,091	273	1,384	7,555
Total	$746,245	$2,436,189	$220,498	$580,365	$2,450,478

Adjusted EBITDAR(1):
Casinos & Resorts	$85,347	$370,774	$23,554	$80,857	$370,518
Bally's Intralot B2B	17,360	34,769	3,720	6,861	6,861
Bally's Intralot B2C	92,936	297,788	25,220	74,745	329,599
North America Interactive	844	(5,007)	(5,661)	(10,184)	(27,498)
Corporate & Other	(15,925)	(61,087)	(6,774)	(13,996)	(64,950)

	Pro Forma Combined(2)
(in thousands)	Year Ended December 31, 2025	Year Ended December 31, 2024
Revenue:
Casinos & Resorts	$1,526,575	$1,568,588
Bally's Intralot B2B	101,074	6,861
Bally's Intralot B2C	828,261	902,632
North America Interactive	215,289	190,090
Corporate & Other	7,364	7,555
Total	2,678,563	2,675,726

Adjusted EBITDAR(2):
Casinos & Resorts	$399,803	$439,386
Bally's Intralot B2B	38,489	6,861
Bally's Intralot B2C	323,008	329,599
North America Interactive	(9,249)	(13,839)
Corporate & Other	(69,172)	(76,715)
____________________________
(1)    Segment Adjusted EBITDAR is Bally’s reportable segment GAAP measure and its primary measure for profit or loss for its reportable segments. “Segment Adjusted EBITDAR” is Adjusted EBITDA (as defined above) for Bally’s reportable segments, plus rent expense associated with triple net operating leases for the real estate assets used in the operation of Bally’s Lake Tahoe property. For the International Interactive, North America Interactive and Corporate & Other segments, Adjusted EBITDAR and segment Adjusted EBITDA are equivalent due to a lack of triple net operating lease for real estate assets used in those segments.

(2)    Proforma combined financial information represents combined Bally’s and Queen results for the periods presented. The Company believes proforma combined information will be beneficial to investors as it provides a baseline for comparative future results of the combined company. Refer to tables in this press release for a reconciliation of this non-GAAP financial measure to the most directly comparable measure calculated in accordance with GAAP. These financials are not pro forma for the transaction with Intralot and reflect Intralot’s results following the combination of Intralot and Bally’s International Interactive in early October. Investors can refer to Intralot’s public filings for its historic financial results.

Supplemental Unaudited Condensed Combined Financial Information

The supplemental unaudited financial information below combines the historical results of operations of Bally’s and Queen for the periods presented and has been prepared to reflect the merger as if they had occurred on January 1, 2024.

2025 CONDENSED COMBINED INCOME STATEMENT INFORMATION

	Bally’s		Queen
	Successor	Predecessor
(in thousands)	Period from February 8, 2025 to December 31, 2025	Period from January 1, 2025 to February 7, 2025	Period from January 1, 2025 to February 7, 2025	Combined Year Ended December 31, 2025
Revenue:
Casinos & Resorts	$1,382,438	$124,299	$19,838	$1,526,575
Bally's Intralot B2B	97,354	3,720	—	101,074
Bally's Intralot B2C	752,996	75,265	—	828,261
North America Interactive	196,310	16,941	2,038	215,289
Corporate & Other	7,091	273	—	7,364
Total	$2,436,189	$220,498	$21,876	$2,678,563

Adjusted EBITDAR
Casinos & Resorts	$370,774	$23,554	$5,475	$399,803
Bally's Intralot B2B	34,769	3,720	—	38,489
Bally's Intralot B2C	297,788	25,220	—	323,008
North America Interactive	(5,007)	(5,661)	1,419	(9,249)
Corporate & Other	(61,087)	(6,774)	(1,311)	(69,172)

2024 CONDENSED COMBINED INCOME STATEMENT INFORMATION

	Predecessor
	Bally’s		Queen
	Three Months Ended	Year Ended	Three Months Ended	Year Ended	Combined Three Months Ended	Combined Year Ended
(in thousands)	December 31, 2024		December 31, 2024		December 31, 2024
Revenue:
Casinos & Resorts	$324,375	$1,363,113	$52,446	$205,475	$376,821	$1,568,588
Bally's Intralot B2B	6,861	6,861	—	—	6,861	6,861
Bally's Intralot B2C	207,616	902,632	—	—	207,616	902,632
North America Interactive	40,129	170,317	5,151	19,773	45,280	190,090
Corporate & Other	1,384	7,555	—	—	1,384	7,555
Total	580,365	2,450,478	57,597	225,248	637,962	2,675,726

Adjusted EBITDAR
Casinos & Resorts	$80,857	$370,518	$18,933	$68,868	$99,790	$439,386
Bally's Intralot B2B	6,861	6,861	—	—	6,861	6,861
Bally's Intralot B2C	74,745	329,599	—	—	74,745	329,599
North America Interactive	(10,184)	(27,498)	3,409	13,659	(6,775)	(13,839)
Corporate & Other	(13,996)	(64,950)	(3,726)	(11,765)	(17,722)	(76,715)

BALLY'S CORPORATION

Selected Financial Information (unaudited)

Balance Sheet Data

	Successor	Predecessor
(in thousands)	December 31, 2025	December 31, 2024
Cash and cash equivalents	$798,423	$171,233
Restricted cash	108,263	60,021

Term Loan Facility(1)	$1,472,594	$1,886,650
Intralot British Term Loan	538,720	—
Intralot Greek Term Loan	234,962	—
Revolving Credit Facility	—	—
Intralot 6.00% Retail Bond due 2029	152,726	—
Fixed Rate Senior Notes:
11.00% Senior Secured Notes due 2028	—	—
5.625% Senior Notes due 2029	750,000	750,000
5.875% Senior Notes due 2031	735,000	735,000
Intralot 6.75% Senior Secured Notes due 2031	704,886	—
Intralot Floating Rate Senior Notes due 2031	352,443	—
Intralot Supplemental Indenture	2,436	—
Less: Unamortized original issue discount	—	(19,760)
Less: Unamortized deferred financing fees	—	(33,117)
Less: Unamortized fair value adjustment	(443,110)	—
Long-term debt, including current portion	4,500,657	3,318,773
Less: Current portion of Term Loan, Intralot Greek Term Loan and Revolving Credit Facility	(37,344)	(19,450)
Long-term debt, net of discount and deferred financing fees; excluding current portion	$4,463,313	$3,299,323

Cash Flow Data

	Successor	Predecessor
(in thousands)	Period from February 8, 2025 to December 31, 2025	Period from January 1, 2025 to February 7, 2025	Year Ended December 31, 2024
Capital expenditures	$167,869	$16,424	$199,827
Cash paid for capitalized software	35,468	2,315	44,864
Acquisition of gaming licenses	3,002	—	2,508
Cash payments associated with triple net operating leases(2)	159,180	14,877	127,649
________________________________
(1)    The Company has entered certain currency swaps to synthetically convert $500 million of its Term Loan Facility to €461.6 million fixed-rate Euro-denominated instrument due October 2028 paying a weighted-average fixed-rate coupon of approximately 6.69% per annum. The Company also entered certain currency swaps to synthetically convert $200 million notional amount of its floating rate Term Loan Facility to an equivalent £159.2 million GBP-denominated floating rate instrument with tenor of the swap instrument due October 2026. Additionally, as part of the Company’s risk management program, to further manage the Company’s exposure to interest rate movements, the Company entered into an additional $1.0 billion notional in interest rate swap contract arrangements to fix interest rates until 2028.
(2)    Consists of payments made in connection with Bally’s triple net operating leases, as defined above.